Exhibit 23.2

Guaranty Financial Corporation

Charlottesville, Virginia

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated January 17, 2003, relating to the consolidated financial statements and schedules of Guaranty Financial Corporation appearing in the Company’s 2002 Annual Report to Stockholders and in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, respectively.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/    BDO Seidman, LLP

Richmond, Virginia

February 2, 2004